SHEP TECHNOLOGIES INC.

Annual General Meeting of Shareholders

To be Held on December 19, 2005

NOTICE OF MEETING AND

MANAGEMENT PROXY CIRCULAR

The attached Management Proxy Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of SHEP Technologies Inc. for use at the annual general meeting of holders of Common Shares of the Company to be held on December 19, 2005 at the time and place and for the purposes set out in the accompanying Notice of Annual General Meeting and any adjournment thereof.

No person has been authorized to give any information or make any representation in connection with any matters to be considered at the Meeting, other than as contained in the Management Proxy Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

Except as noted, all financial amounts are expressed in United States dollars.

SHEP TECHNOLOGIES INC.
Suite 900
595 Howe Street,
Vancouver, British Columbia
V6C 2T5

November 28, 2005

Dear Shareholder:

You are cordially invited to attend the annual general meeting of shareholders of SHEP Technologies Inc. to be held on Monday, December 19, 2005 commencing at 11:00 a.m. (Vancouver time) at Suite 900, 595 Howe Street, Vancouver, BC, V6C 2T5.

Whether or not you plan to attend, it is important that your shares are represented and voted at the annual general meeting of shareholders.  Therefore, please sign, date and mail the enclosed proxy in the accompanying envelope at your earliest convenience.

Sincerely,

Signed:  Malcolm P. Burke

Malcolm P. Burke

President and Chief Executive Officer

SHEP TECHNOLOGIES INC.

900 – 595 Howe Street, Vancouver, BC V6C 2T5

MANAGEMENT PROXY CIRCULAR

GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

This Proxy Circular (this “Circular”) is furnished in connection with the solicitation by the management of SHEP Technologies Inc. (the “Corporation”) of proxies to be voted at the annual general meeting (the “Meeting”) of Shareholders of the Corporation to be held at 595 Howe Street, 9th Floor, Vancouver, British Columbia on Monday, December 19, 2004, for the purposes set out in the accompanying Notice of Meeting and at any adjournment thereof.

The solicitation of proxies for the Meeting will be primarily by mail, but proxies may also be solicited personally or by telephone by employees of the Corporation.  Employees of the Corporation will not receive any extra compensation for such activities.  The Corporation may also pay brokers or other persons holding common shares of the Corporation in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and proxy material to beneficial owners of common shares of the Corporation and requesting authority to execute proxies in respect of such common shares of the Corporation.  The Corporation will bear the expenses of the solicitation of proxies by the directors and management of the Corporation.

No person is authorized to give any information or to make any representation other than as contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation.  The delivery of this Circular shall not under any circumstances create an implication that there has been no change in the information set forth herein since the date of this Circular.

APPOINTMENT OF PROXIES

The persons named in the accompanying form of proxy for the Meeting are directors or officers of the Corporation.  A shareholder has the right to appoint a person, who need not be a shareholder, other than the persons designated in the form of proxy accompanying this Circular, as nominee to attend and act for and on behalf of such shareholder at the Meeting and may exercise such right by inserting the name of such person in the blank space provided on the form of proxy or by executing a proxy in a form similar to the one enclosed.

To be effective, proxies must be received by Computershare Trust Company of Canada, Second Floor, 510 Burrard Street, Vancouver, British Columbia V6C 3B9, prior to 5:00 p.m. (Vancouver time), on December 16, 2005, or be presented at the Meeting or any adjournment thereof.

EXERCISE OF VOTE BY PROXIES AND DISCRETIONARY AUTHORITY

The common shares represented by properly executed proxies given in favour of the persons designated in the printed portion of the accompanying form of proxy at the Meeting will be voted for, against or withheld from voting in accordance with the instructions of the shareholder, so long as such instructions are certain, on any ballot that may be called for and, where the person whose proxy is solicited specifies a choice with respect to any matter to be voted upon, the shares of such person will be voted in accordance with the specifications so made.  If no choice is specified in the proxy, such shares will be voted for the resolutions and in favour of all other matters proposed by management at the Meeting.

The form of proxy accompanying this Circular confers discretionary authority upon the nominees named therein with respect to amendments or variations to the matters identified in the accompanying Notice of Meeting and with respect to other matters which may properly come before the Meeting.  The Corporation’s management knows of no matters to come before the Meeting other than those referred to in the accompanying Notice of Meeting.  However, if any other matters which are not now known to management should properly come before the Meeting, the shares represented by proxies given in favour of management nominees will be voted on such matters in accordance with the best judgment of the nominee.

REVOCATION OF PROXIES

A shareholder may revoke a proxy by depositing an instrument in writing executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized, indicating the capacity under which such officer or attorney is signing, either at the registered office of the Corporation at any time up to and including 5:00 p.m. (Vancouver time), on the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the Meeting on the day of the Meeting, or any adjournment thereof, or in any other manner permitted by law.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Corporation was continued under the Business Corporations Act (Yukon Territory) and is authorized to issue 100,000,000 common shares without nominal or par value (the "common shares"), of which 28,955,571 shares of common stock are issued and outstanding.  All common shares in the capital of the Corporation are of the same class and each carries the right to one vote.  Only those common shareholders of record on November 18, 2005, shall be entitled to receive notice of and vote at the forthcoming Meeting or any adjournment thereof in person or by proxy

To the knowledge of the directors and senior officers of the Corporation, the only persons that beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all shares of the Corporation are as follows:

Name	No. of Common Shares Owned or Controlled	Percentage of Outstanding Common Shares
CDS & Co. (1)	8,904,042	30.75%
Cede & co.	3,712,558	12.82%

(1)

Management of the Corporation is unaware of the beneficial ownership of the shares registered in the name of CDS & Co. although certain of these shares may be held by management in brokerage houses.  This information was supplied by Comuptershare Trust Company of Canada, the registrar and transfer agent for the Corporation.

BUSINESS OF THE MEETING

The Meeting has been called as an annual general meeting of shareholders.  Shareholders will be asked to receive the consolidated financial statements of the Corporation for the year ended December 31, 2004 together with the auditors' report thereon, elect directors and appoint auditors.

ELECTION OF DIRECTORS

The directors of the Corporation are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed.  In the absence of instructions to the contrary, the enclosed proxy will be voted for the nominees herein listed.

Shareholder approval will be sought to fix the maximum number of directors of the Corporation at 6.

The Corporation does not have an executive committee.

Management of the Corporation proposes to nominate each of the following persons for election as a director.  Information concerning such persons, as furnished by the individual nominees, is as follows:

Name, Municipality of Residence and Position	Principal Occupation	Director Since	Number of Shares beneficially owned or, directly or indirectly, controlled (3)
Malcolm P. Burke (1) (2) West Vancouver, BC Director, President and Chief Executive Officer	President, Primary Ventures Corp.	August 12, 2002	463,000(3)(4)
Ray Evans (1) Port St. Mary, Isle of Man Director	Managing Director of Ifield Technology Limited, and Managing Director of Hydraulic Controls Pty Ltd.	September 9, 2002	2,840,098

Notes:

(1)

Member of the Audit Committee

(2)

Member of the Compensation Committee

(3)

Shares beneficially owned, directly or indirectly, or over which control or direction is exercised as at November 18, 2005, based upon information furnished to the Corporation by individual directors.  Unless otherwise indicated, such shares are held directly.

(4)

Of these shares, 100,000 are held indirectly in the name of SOPO Investments Ltd. and 63,000 in the name of Primary Ventures Corp., both private companies controlled by Malcolm P. Burke.

APPOINTMENT OF AUDITORS

Davidson & Company LLP, Chartered Accountants, have been the auditors of the Corporation since 1997.

The board of directors of the Corporation has proposed that Davidson & Company be appointed as the Corporation’s independent auditors for the year ending December 31, 2005 and that the Corporation’s directors be authorized to fix their remuneration.  A majority of the votes, voted by the shareholders represented at the Meeting, is required for approval of the appointment of the Corporation’s auditors.

Management Recommendation.

The persons named in the enclosed form of proxy intend to vote at the Meeting in favour of the appointment of Davidson & Company as the Corporation’s auditors and the authorization of the Corporation’s directors to fix their remuneration.

INCREASE AUTHORIZATION OF OUR CAPITAL STOCK

Our board of directors has determined that, in order to be able to continue financing the Corporation and pursue new business acquisitions, it is in the best interests of our shareholders that the number of shares of our common stock which we are authorized to issue be increased from 100,000,000 shares of our common stock to unlimited shares of our common stock.

The Corporation has issued 28,955,571 shares of common stock, issued options to directors and employees to purchase up to 325,000 shares of common stock and has granted stock purchase warrants to acquire up to 600,000 shares of common stock. The Corporation’s management intends to issue further shares of common stock to fund the Corporation’s business activities and to acquire new business operations. It is possible that the Corporation will need to issue more than 70,119,429 shares of common stock. As a result, our board of directors has recommended that we increase our authorized share capital from 100,000,000 shares of common stock to unlimited shares of common stock.

A 66 2/3% majority of the votes, voted by the shareholders represented at the Meeting, is required to approve the alteration in our authorized share capital.

Management Recommendation.

Our board of directors has concluded that the proposed increased authorization of our share capital is in the best interest of the Corporation’s shareholders and unanimously recommends that the shareholders approve this proposal at the Meeting.

REVERSE SPLIT

Mechanics of Reverse Stock Split.

We are seeking your authorization to undertake, at our discretion in the future, up to a one-for-twenty (1-for-20) reverse split of our outstanding shares of common stock and outstanding options, warrants and other rights convertible into shares of common stock.  We request your approval to effect a reverse split of our securities at such time in the future as we may determine, in our sole discretion, to be in the best interest of the Corporation and our shareholders.  Once implemented, the reverse split would result in each holder of our common stock on the record date owning fewer shares of common stock than they owned immediately before the reverse split, and outstanding options, warrants, and other convertible rights will become exercisable to purchase a fewer number of shares of common stock at an exercise price per share increased by the factor of the reverse split.  Fractional shares, options and warrants will be rounded up to the nearest whole.

If our shareholders approve the reverse split as currently described, we will be authorized to implement the reverse split within the foregoing parameters if we chose to do so at any time and until such time as the authorization is revoked by a majority vote of our shareholders at a future regular or annual meeting of our shareholders.  If and when implemented, we will cause our stock transfer agent to provide each shareholder of record written notice of such implementation together with a description of the effect thereof.

The reverse stock split will not affect in any manner the rights and preferences of our shareholders.  There will be no change in the voting rights, right to participate in stock or cash dividends, or rights upon the liquidation or dissolution of the Corporation of holders of common stock.

The reverse stock split will also result in an automatic adjustment of any and all outstanding options, warrants and other rights exercisable or convertible into shares of our common stock.  The adjustment will consist of an increase in the exercise price or conversion value per share by the factor of the reverse split and the number of shares issuable upon exercise or conversion will be reduced by the same factor.  For example, if we implement a one-for-two (1-for-2) reverse split, an option, warrant or other right exercisable or convertible into 1,000 shares of our common stock at an exercise price or conversion value of $1.00 per share immediately before implementation of the reverse split would be exercisable or convertible into 500 shares of our common stock at an exercise price or conversion value of $2.00 per share immediately after implementation of the reverse split.  All other relative rights and preferences of holders of outstanding options, warrants and other rights convertible or exercisable into shares of our common stock shall remain unchanged.

Reasons for Reverse Stock Split

We believe that approval of the reverse split is in the best interest of the Corporation and our shareholders because, if implemented, it will result in a higher per share trading price of our common stock, which will enable us to attract additional interest in our common stock from the investment community, and particularly market-makers.  Numerous broker-dealers and investment bankers require that a company's common stock have a minimum public trading price before those broker-dealers or investment bankers will agree to make a market in that security.  As a result, we believe that the reverse split has the potential of improving the liquidity of the public market for our common stock.

Effects of the Reverse Stock Split

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in the Corporation, the number of authorized shares of common stock will not be reduced.  If the proposal to increase the authorized share capital of the Corporation is not approved, this will increase significantly the ability of the Corporation’s board of directors to issue authorized and unissued shares without further stockholder action, except as otherwise required by our charter documents or applicable laws or regulations.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock.  The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.  Except pursuant to our stock incentive plans, outstanding warrants and for other general corporate purposes, no plans, proposals or arrangements are currently contemplated that would involve the issuance of additional shares.

A 66 2/3% majority of the votes, voted by the shareholders represented at the Meeting, is required to approve the reverse stock split.

Board of Directors Recommendation

Our board of directors has concluded that the proposed reverse stock split is in the best interest of the Corporation's shareholders and unanimously recommends that the shareholders approve this proposal at the Meeting.

PROPOSED NAME CHANGE

Our management is seeking to expand and extend the Corporation’s business operations. It is possible that the SHEP name will no longer accurately represent the nature of the Corporation’s activities.  As a result, we may need to select a new corporate name.  We are requesting that the shareholders authorize our board of directors to adopt a name change for the Corporation to such name and at such time as the board of directors may determine to be in our best interest.  As a change of name requires an amendment to our Articles of Incorporation, applicable provisions of the Yukon Business Corporation Act as well as provisions of our Articles of Incorporation require that such an amendment be approved by the Corporation's shareholders.  If approved by the shareholders, this authorization will continue until and unless subsequently revoked by shareholder action.

A majority of the votes, voted by the shareholders represented at the Meeting, is required for approval of the change of the Corporation’s name.

Board of Directors Recommendation

Our board of directors has concluded that the proposed ability to implement a name change is in the best interest of the corporation's shareholders and unanimously recommends that the shareholders approve this proposal at the Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table (presented in accordance with National Instrument Form 51-102F6 ("Statement of Executive Compensation" ("Form 51-102F6")) sets forth all annual and long term compensation for services in all capacities to the Corporation for the three years ended December 31, 2004, 2003 and 2002 (to the extent required by Form 51-102F6) in respect of each of the individuals comprised of the Chief Executive Officer and the Chief Financial Officer as at December 31, 2004 and the other three most highly compensated executive officers of the Corporation as at December 31, 2004 whose individual total salary and bonus for the most recently completed financial year exceeded $150,000 and any individual who would have satisfied these criteria but for the fact that individual was not serving as such an officer at the end of the most recently completed financial year (collectively the "Named Executive Officers" or "NEOs").\ and for the purpose of the Business Corporations Act (Yukon) $40,000 including any individual who would have qualified as a Named Executive Officer but for the fact that individual was not serving as such an Officer at the end of the most recently completed financial year.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Options Granted (#)	All Other Compen- sation ($)
Malcolm P. Burke (1) President and Chief Executive Officer	2004 2003 2002	Nil Nil Nil	Nil Nil Nil	$83,000 $103,500 $30,106l	Nil Nil 150,000	$20,272 $27,941 Nil
Tracy A. Moore (2) Former Chief Financial Officer	2004 2003 2002	Nil Nil Nil	Nil Nil Nil	$42,932 $81,500 $20,000	Nil Nil 350,000	$47,962 $110,056 $36,821
Simon J. Anderson (2) Former Chief Financial Officer	2004 2003 2002	Nil Nil Nil	Nil Nil Nil	$42,229 Nil Nil	Nil Nil Nil	$47,962 Nil Nil
Peter Humphrey (3) Former Managing Director (UK)	2004 2003 2002	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$157,160 Nil Nil
John Hopkins (3) Former Finance Director UK	2004 2003 2002	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$157,160 Nil Nil
Robert K. Brown (4) Former Chief Technology Officer	2004 2003 2002	Nil Nil Nil	Nil Nil Nil	$26,000 $19,051 Nil	Nil Nil Nil	Nil Nil Nil

Betty Anne Loy (5) Former Secretary	2004 2003 2002	Nil Nil Nil	Nil Nil Nil	$32,712 $39,465 $11,756	Nil Nil 100,000	Nil Nil Nil

(1)

Malcolm P. Burke is paid through his management companies, SOPO Investments Ltd.) and Primary Ventures Corp.  Primary Ventures Corp. also charges rent and communications costs for maintaining our Vancouver office, which amount is included in “all other compensation”.

(2)

Tracy A. Moore resigned as Chief Financial Officer effective February 10, 2004. Mr. Moore is paid through MCSI Consulting Services Inc., a company owned by Mr. Moore and Simon Anderson, who was subsequently appointed and served as our Chief Financial Officer until his resignation in November 2004. MCSI Consulting Services Inc. also charges fees for administrative and corporate finance services, which amount is included in “all other compensation”.

(3)

Peter Humphrey served as Managing Director (UK) from February to September 2004, and John Hopkins served as Finance Director (UK) from February 2004 to September 2004.  Both individuals were compensated through management fees to Marshalsea Hydraulics Ltd., in which Messrs. Humphrey and Hopkins are shareholders.

(4)

Robert K. Brown was appointed as our Chief Technology Officer in February 2004. He was responsible for directing development of our technology in late 2003, before his appointment. Mr. Brown is paid through Campbell & Co., a company in which he does not own any beneficial interest. In February 2004, Mr. Brown was awarded options to purchase 100,000 shares at $0.75 per share.

(5)

Betty Anne Loy is paid through BALCO Holdings Inc., a management services company that she owns.

Option Grants During the Most Recently Completed Financial Year

We granted options to the Named Executive Officers during the 2004 financial year as follows:

Name of Director and Position as at Financial Year-End	Securities Under Options Granted (#) (1)	% of Total Options Granted to All Employees in the Financial Year	Exercise or Base Price ($/Security) (2)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Date of Grant	Expiration Date
Robert Brown Former Chief Technology Officer	100,000	100%	US$0.75	US $0.67	February 2004	February 2009

Long Term Incentive Plan (LTIP) Awards

The Corporation does not have a LTIP, pursuant to which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of the Corporation's securities), was paid or distributed to the Named Executive Officer(s) during the most recently completed financial year.

Aggregated Option Exercises in Last Financial Year and Financial Year-End Option Values

None of the Named Executive Officers, directors or officers of the Corporation exercised any options in respect of the Corporation's shares during the most recently completed financial year.

Employment Contracts

For the financial year ended December 31, 2004, the Corporation and its subsidiaries had the following employment contracts with Named Executive Officers.

On July 1, 2003 we entered into a service agreement with Malcolm P. Burke to serve as our President, CEO and Director.  Mr. Burke is to receive $117,000 per year and our Board will review his salary on November 1 of each year.  There is no commitment to increase Mr. Burke’s salary, but his salary may be increased at the Board’s discretion.  The agreement continues until Mr. Burke gives six months’ notice to us, or until SHEP gives Mr. Burke six months’ notice. Mr. Burke is also eligible to receive stock options and a bonus.  Our Corporation is also to pay premiums of a basic health and dental plan covering Mr. Burke and his family to the extent of $3,000 per year, although no such payments have been made to date. We are also to reimburse Mr. Burke for all reasonable expenses including travel, lodging, entertainment and other out-of-pocket expenses properly incurred by him in the performance of his duties.

We had a services agreement with Mr. Moore, a former director and chief financial officer, dated July 1, 2003, which was amended effective February 10, 2004 and terminated by mutual consent on October 31, 2004. The 2003 agreement provided that he would be paid $102,000 per year. The 2004 amendment changed the annual payment to a minimum of $2,000 per month for 30 hours per month of service, with further amounts payable by mutual consent. The contract also provided for healthcare premiums of up to $3,000 per year, although no such premiums were paid.

We had a services agreement with Mr. Anderson, former chief financial officer, dated February 10, 2004, which was terminated by mutual consent on October 31, 2004. The agreement provided that Mr. Anderson would be paid $5,000 per month for 90 hours of service, with time beyond that level compensated at $75 per hour. The contract also provided for healthcare premiums of up to $3,000 per year, although no such premiums were paid.

We had a corporate finance services agreement with MCSI Consulting Services Inc., a company owned by Mr. Moore and Mr. Anderson, dated February 10, 2004, which was terminated by mutual consent on October 31, 2004. Under the agreement, MCSI Consulting Services Inc. provided us with various corporate finance related services including business development and planning strategies, preparation of disclosure documents, news releases and promotional literature, maintenance of our due diligence materials, market research, administration services and general corporate finance assistance. For these services, MCSI Consulting Services Inc. was to be paid $3,000 per month assuming 60 hours of work was provided. Beyond this agreement, there is a provision for MCSI Consulting Services Inc. to provide additional special services on terms agreeable to both our Company and MCSI Consulting Services Inc. Mr. Moore and Mr. Anderson charged us for their services through MCSI.

On April 21, 2003 we extended an invitation to Clive A. Bowen to join our Board of Directors. As part of this arrangement, we agreed to compensate Mr. Bowen for providing consulting services. The arrangement could be terminated by either Mr. Bowen or by us upon providing 30 days notice or upon Mr. Bowen joining us as a full-time employee. Mr. Bowen was to provide consultancy advice relating to marketing, product development, organizational development and contract negotiation. As compensation, Mr. Bowen receives a monthly retainer of $3,000 for which he is to provide the equivalent of four full days’ time and attention. Any further work beyond four days in any month is to be paid on a per diem basis at a rate of $750 per day. Reasonable, itemized expenses will be reimbursed if they are agreed upon in advance or are under the amount of $300 for any given month.

On June 30, 2003 we entered into a letter of intent with Campbell & Co. for the services of Robert K. Brown (subsequently appointed our Chief Technology Officer). The contract covered Mr. Brown’s work on strategy and development of a SHEP “showcase” Jaguar third generation prototype vehicle to be used as a tool for communicating the system to potential customers, project management overview of the creation and refining of the vehicle, input as directed by our Corporation regarding other applications/packaging of the system, representing our Corporation to potential US customers, representing SHEP Engineering at business, marketing and engineering meetings, and other consultative services as relevant. Campbell & Company charged $200 per hour, to a maximum of $1,400 per day. We were also to reimburse any disbursements such as travel and lodging.

On July 1, 2003 we entered into a service agreement with Betty Anne Loy, our secretary and director. The agreement continues until Ms. Loy gives six months’ notice, or until our Corporation gives six months’ notice to Ms. Loy.  For providing services as Manager of Regulatory Compliance and as a director, Ms. Loy is to receive the greater of (1) C$5,000 (approximately $3,800) per month and (2) C$35 (approximately $26) per hour. The Board will review her salary on November 1 of each year.  There is no commitment to increase Ms. Loy’s salary, but her salary may be increased at the Board’s discretion.  Ms. Loy is also eligible to receive stock options and a bonus. We are also to pay premiums of a basic health and dental plan covering Ms. Loy and her family to the extent of $3,000 per year, although no such payments have been made to date.

Compensation of Directors

The Corporation has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Corporation or its subsidiaries for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as consultant or expert during the most recently completed financial year or subsequently, up to and including the date of this information circular.

Under our Equity Incentive Plan, each of our directors is eligible to receive options to purchase shares of our common stock. Directors generally receive 100,000 options for serving on the Board and a further 25,000 options for each committee on which they serve. The options granted to directors generally vest immediately, although other vesting terms may be employed.  We grant additional options to directors commensurate with their role. We plan to make annual grants to directors who continue to serve, but the basis of such grants has not yet been established.

There were no individual grants of options to purchase securities of the Corporation made during the most recently completed financial year to directors and officers of the Corporation (excluding Named Executive Officers).

Stock options generally become exercisable on the date of grant, subject to regulatory and shareholder approval. The exercise price of stock options is determined by the board of directors but shall in no event be less than one hundred percent of the fair market value of the stock subject to the option on the date the option is granted or such other price as may be agreed to by the Corporation.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securityholders	975,000	$0.97	4,025,000
Equity compensation plans not approved by securityholders	nil	nil	nil
Total	975,000	$0.97

INDEBTEDNESS TO CORPORATION OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

There is no indebtedness of any director, executive officer, officer, proposed nominee for election as a director or associate of them, to or guaranteed or supported by the Corporation or any of its subsidiaries either pursuant to an employee stock purchase program of the Corporation or otherwise, during the most recently completed financial year.

YUKON BUSINESS CORPORATIONS ACT DISCLOSURE

Details of employment contracts with our Named Executive Officers are presented above. In addition, for the year ended December 31, 2004, the Company and its subsidiaries had the following contracts in place with directors and officers:

On April 21, 2003 we extended an invitation to Clive A. Bowen to join our Board of Directors. As part of this arrangement, we agreed to compensate Mr. Bowen for providing consulting services. The arrangement can be terminated by either Mr. Bowen or by us upon providing 30 days notice or upon Mr. Bowen joins us as a full-time employee. Mr. Bowen is to provide consultancy advice relating to marketing, product development, organizational development and contract negotiation. As compensation, Mr. Bowen received a monthly retainer of $3,000 for which he is to provide the equivalent of four full days’ time and attention. Any further work beyond four days in any month was to be paid on a per diem basis at a rate of $750 per day. Reasonable, itemized expenses were  to be reimbursed if they were agreed upon in advance or are under the amount of $300 for any given month. This arrangement was terminated in November 2004.

Malcolm P. Burke, a director and our president and chief executive officer, was paid through his management company Primary Ventures Corp. Primary Ventures Corp. also charged rent and communications costs for maintaining our Vancouver office until June 2004. Since that date, Primary Ventures Corp. has provided premises and communications to the Company without charge. We had a services agreement with Mr. Burke dated July 1, 2003, which was terminated by mutual consent on September 30, 2004. The agreement provided that he would be paid $117,000 per year. The contract also provided for healthcare premiums of up to $3,000 per year, although no such premiums were paid.

The Corporation does not have a Pension Plan or Retirement Plan.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

No insider or proposed nominee for election as a director of the Corporation, no officer of the Corporation, or no shareholder of the Corporation who beneficially owns or exercised control or direction over shares carrying more than 10% of the votes attached to shares of the Corporation and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Corporation's last completed financial year or in any proposed transaction which in either such case has materially affected or will materially affect the Corporation other then those outlined below.

Ray Evans, a principal shareholder of Ifield Technology Limited, holds 2,840,098 common shares of the Corporation indirectly through Ifield Technology Limited, a private company, the shares of which are controlled by W. Ray Evans. In addition, up to 100,000 shares may be purchased on the exercise of stock options.

On December 31, 2003, MCSI Consulting Services Inc., a company owned by Tracy A. Moore (a former director and officer) and Simon J. Anderson (a former chief financial officer) agreed to settle indebtedness of $30,000 for the issuance of 50,000 shares of our common stock. On June 30, 2004, MCSI Consulting Services Inc. agreed to settle indebtedness of $35,000 for the issuance of 140,000 shares of our common stock.

On June 30, 2004, Primary Ventures Corp., a company owned by a director who also serves as our president and chief executive officer, agreed to settle indebtedness of $25,000 for the issuance of 100,000 shares of our common stock.

MANAGEMENT CONTRACTS

No management functions of the Corporation are performed to any substantial degree by a person other than the directors or senior officers of the Corporation.  Please see “Yukon Business Corporations Act Disclosure”.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or senior officer of the Corporation, or any associate or affiliate of the foregoing persons, has any substantial interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting.

ANNUAL REPORT TO SHAREHOLDERS

The Corporation’s Annual Report to Shareholders for the year ended December 31, 2004 has been mailed to shareholders along with this proxy circular.  The Annual Report to Shareholders contains consolidated financial statements of the Corporation for the period ended December 31, 2004 and the report thereon of Davidson & Company.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Other Matters

Management of the Corporation is not aware of any other matter to come before the Meeting other than as set forth in the Notice of Meeting.  If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

CERTIFICATE

The foregoing contains no untrue statement of material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement contained herein not misleading in the light of the circumstances in which it was made.

DATED this 25th day of November 2005.

BY ORDER OF THE BOARD OF DIRECTORS

OF SHEP TECHNOLOGIES INC.

Signed:  Malcolm Burke

Malcolm Burke, President and Chief Executive Officer